Exhibit 99.1

Civista Bancshares, Inc. Announces Completion of Offering of Common Shares.

Sandusky, Ohio, February 24, 2017 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) the parent of Civista Bank, announced today announced that it has completed a public offering of 1,610,000 of its common shares at a price of $21.75 per share. The offering resulted in gross proceeds of approximately $35.0 million and net proceeds of approximately $32.8 million. The offering as completed included shares purchased by the underwriters upon exercise in full of the overallotment option granted to them by Civista. Keefe, Bruyette & Woods, A Stifel Company, and Sandler O’Neill + Partners, L.P. acted as joint bookrunning managers, and Boenning & Scattergood, Inc. and Hovde Group, LLC acted as co-managers.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of Civista, which is being made only by means of a prospectus supplement and related base prospectus, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Civista Bancshares, Inc. is a $1.4 billion financial holding company headquartered in Sandusky, Ohio. Civista’s banking subsidiary, Civista Bank, operates 29 locations in Northern, Mid-Central, and Southwestern Ohio.

Additional Information Regarding the Offering

The offering of the common shares has been made pursuant to an effective shelf registration statement (File No. 333-205828) filed by Civista with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. Investors should read the prospectus supplement and the accompanying prospectus and other documents Civista has filed with the SEC for more complete information about Civista and the offering. These documents are available at no charge by visiting the SEC’s website at www.sec.gov.

Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact that they are not historical facts and include discussions of the plans or intentions of Civista.

Readers of this press release should understand forward-looking statements in this press release to be statements of intent or expectation rather than assurances of future actions. The information contained in this press release should be read in conjunction with the offering documents described above and other documents we file with the SEC.

Readers are cautioned that the forward-looking statements in this press release are subject to contingencies and uncertainties, such as competitive factors affecting growth and changes in the market for acquisitions. Forward-looking statements in this press release are based on Civista’s good faith expectations based upon reasonable assumptions within the bounds of management’s knowledge of Civista’s business and operations and the current opportunities for expansion or acquisitions. Civista disclaims any responsibility to update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

Civista Bancshares, Inc.

888-645-4121